EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the registration statement of Hi-Tech Pharmacal Co., Inc. on Form S-8 (File No. 333-35425) of our report, dated July 3, 2002, on our audits of the financial statements of the Company as of April 30, 2002 and 2001 and for the years ended April 30, 2002 and 2001 which report is included in this Annual Report on Form 10-K.

/s/    EISNER LLP (formerly Richard A. Eisner & Company LLP)

New York, New York
August 6, 2002